EXHIBIT 99.01

The Immune Response Corporation – Additional Nasdaq Compliance Issue

CARLSBAD, Calif.—(BUSINESS WIRE)—October 31, 2005—The Immune Response Corporation (Nasdaq:IMNR — News), a biopharmaceutical company dedicated to becoming a leading immune-based therapy company in HIV and multiple sclerosis (MS), today announced that it received a notice from the staff of The Nasdaq Stock Market, Inc. that the Company did not demonstrate compliance with the $1.00 bid price requirement for continued listing on The Nasdaq Capital Market, as required by Nasdaq Marketplace Rule 4310(c)(4), prior to the expiration of the 180 day compliance period on October 26, 2005. As previously announced, on September 27, 2005, the Company received notice from Nasdaq that it no longer satisfied the requirement that it maintain a market value of listed securities of at least $35,000,000 and that it was subject to delisting based on that deficiency.

In response, the Company requested a hearing before a Nasdaq Listing Qualifications Panel, which has been scheduled for November 3, 2005. The most recent notice from Nasdaq stated that the bid price issue could serve as an additional basis for delisting. The Company plans to present its plan to comply with all requirements for continued listing at the November 3rd hearing. However, there can be no assurance that the Panel will grant the Company’s request for continued listing. The Company’s securities will remain listed on Nasdaq until the Panel issues its decision.

About The Immune Response Corporation

The Immune Response Corporation (Nasdaq:IMNR — News) is a biopharmaceutical company dedicated to becoming a leading immune-based therapy company in HIV and MS. The Company’s HIV products are based on its patented whole inactivated virus technology, co-invented by Company founder Dr. Jonas Salk to stimulate HIV immune responses. REMUNE®, currently in Phase II clinical trials, is being developed as a first-line treatment for people with early-stage HIV. We have initiated development of a new immune-based therapy, IR103, which incorporates a second-generation immunostimulatory oligonucleotide adjuvant and is currently in Phase I/II clinical trials in Canada, Italy and the United Kingdom.

The Immune Response Corporation is also developing an immune-based therapy for MS, NeuroVax™, which is currently in Phase II clinical trials and has shown potential therapeutic value for this difficult-to-treat disease.

Please visit The Immune Response Corporation at www.imnr.com.

This news release contains forward-looking statements. Forward-looking statements are often signaled by forms of words such as should, could, will, might, plan, projection, forecast, expect, guidance, potential and developing. Actual results could vary materially from those expected due to a variety of risk factors, including whether the Company will continue as a going concern and successfully raise proceeds from financing activities sufficient to fund operations and additional clinical trials of REMUNE®, NeuroVax™ or IR103, the uncertainty of successful completion of any such clinical trials, the fact that the Company has not succeeded in commercializing any drug, the risk that REMUNE®, NeuroVax™ or IR103 might not prove to be effective as either a therapeutic or preventive vaccine, whether future trials will be conducted and whether the results of such trials will coincide with the results of REMUNE®, NeuroVax™ or IR103 in preclinical trials and/or earlier clinical trials. These risks, among others, are set forth in The Immune Response Corporation’s SEC filings including, but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2004, and its subsequent Quarterly Reports filed on Form 10-Q. The Company undertakes no obligation to update the results of these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events.

REMUNE® is a registered trademark of The Immune Response Corporation. NeuroVax™ is a trademark of The Immune Response Corporation.

Contact:
The Immune Response Corporation
Michael K. Green, 760-431-7080 (Investor Contact)
info@imnr.com
or
Sam Brown Inc. Corporate Communication
Laura Silver, 310-551-9940 (Media Contact)
silver@sambrown.com